Consent of Independent Registered Public Accounting Firm

Nicor Gas Thrift Plan
Naperville, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178497) of our report dated June 25, 2015, relating to the financial statements and supplemental schedules of Nicor Gas Thrift Plan which appear in this Form 11-K for the year ended December 31, 2014.

/s/ BDO USA, LLP
Atlanta, Georgia

June 25, 2015